Exhibit 99.1

PHARMACOPEIA ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Pharmacopeia Advances and Expands Internal Pipeline as DARA Program Enters Phase 2 Clinical Development and New SARM Program is Added

November 1, 2007 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter and nine months ended September 30, 2007, and highlighted several important developments in its therapeutic programs and corporate milestones achieved since the beginning of the quarter.

During the third quarter of 2007:

•      Pharmacopeia announced the initiation of a Phase 2a hypertension clinical trial for PS433540, an unpartnered product candidate from its DARA program, that is both an angiotensin receptor blocker (ARB) and an endothelin receptor antagonist (ERA). The trial was initiated less than one year after IND submission and approximately six months ahead of schedule.

Also during the quarter, the company announced positive results from multiple Phase 1 clinical studies for PS433540. These Phase 1 findings included:

•      PS433540 demonstrated its ability to block the increase in blood pressure induced by administration of angiotensin II (AII) to healthy volunteers. Numerous similar studies with other agents that block the renin-angiotensin system support that this result is a strong indication that PS433540 can be expected to lower blood pressure in hypertensive patients. This Phase 1 study showed that all doses of PS433540, compared with placebo, produced a statistically significant (p<0.01) inhibition of the expected AII-induced increase in blood pressure. Additionally, the findings showed that the 250 mg and 500 mg doses of PS433540 were at least as effective in blocking the AII response as irbesartan, a leading angiotensin receptor blocker that is approved for the treatment of hypertension and diabetic nephropathy. Findings from this study also supported once-a-day oral dosing of PS433540 as the compound successfully demonstrated its ability to block the angiotensin II-induced blood pressure increase for 24 hours.

•      PS433540 demonstrated positive results in a multiple ascending dose study. This safety and tolerability study was initially designed to evaluate 14 days of daily dosing in healthy volunteers, at dose levels of 50, 100, 250 and 500 mg of PS433540. As no safety or tolerability issues were observed with any of these doses, the study was expanded to include a 1,000 mg dose. As with previous lower doses, there were no safety or tolerability issues observed with the 1,000 mg dose of PS433540.

•      Pharmacopeia announced that Bristol-Myers Squibb Company (BMS) initiated a Phase 2 clinical trial with a p38 kinase inhibitor, PS540446, that resulted from a collaborative research program between the two companies. PS540446 is being evaluated for the oral treatment of moderate to severe psoriasis.

•      Pharmacopeia announced that it earned a $1 million milestone payment from Schering-Plough as the result of the initiation of a Phase 1 clinical trial in the United States for PS948115, a compound identified from the collaboration between the two companies. The compound is being evaluated as a potential treatment for respiratory disease.

Pharmacopeia is eligible to receive additional milestone payments for PS540446 and PS948115 if the programs are advanced further in clinical trials by BMS and Schering-Plough, respectively.

The company will also receive royalties on sales of any resulting therapeutic products incorporating compounds derived from the programs.

•      In its alliance with GlaxoSmithKline (GSK), Pharmacopeia reported that it received a $500 thousand milestone payment for identification of a compound for advancement into lead optimization six months ahead of the original schedule. The compound is being evaluated as a potential treatment for inflammatory pain. Pharmacopeia has already received $10 million from GSK for completion of early discovery activities and is entitled to receive an additional $5 million payment upon the completion of additional early discovery activities. Pharmacopeia is also entitled to success-based milestone payments totaling up to $83 million per program for any drug development program pursued through the multi-program alliance and up to double-digit royalties on the sales of any product commercialized by GSK from the alliance.

Subsequent to the end of the third quarter:

Pharmacopeia announced that it has licensed a Phase 1 selective androgen receptor modulator (SARM) program from BMS, including lead and back–up compounds. Pharmacopeia plans to develop the lead compound from this program, PS178990, as a potential novel treatment for muscle wasting associated with a number of serious chronic and acute medical conditions such as surgical and severe burn recovery, end-stage renal disease and cancer- and AIDS-related cachexia. The SARM program has a broad portfolio of pending patent applications that, if granted, would provide intellectual property coverage to the SARM program through at least 2023. PS178990 has been well characterized by BMS both in pre-clinical studies and in a Phase 1 single ascending dose study. The company plans to conduct several Phase 1 studies in 2008, including a multiple ascending dose study of PS178990, to obtain additional safety and tolerability data before entering Phase 2.

In consideration for the SARM program license, Pharmacopeia will apply a portion of its medicinal chemistry resources to an unrelated BMS discovery program for up to three years. While the company is still evaluating the accounting treatment for its acquisition of the SARM program, it expects to record a non-cash charge to earnings ranging from $9.5 million to $10.0 million in the fourth quarter of 2007. This charge relates to the estimated fair value of the chemistry resources the company is to provide to BMS. In addition the company will pay BMS milestone payments associated with submission and approval of a therapeutic product for marketing and a stepped royalty on net sales of therapeutic products, if any, resulting from the SARM development program.

“Our recent clinical progress with PS433540 as well as the in-licensing of our new SARM program has significantly enhanced Pharmacopeia’s pipeline,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer. “We now have two of our own programs in clinical development as well as two partnered programs advancing in Phase 2 clinical development that should yield results on efficacy in 2008.”

THIRD QUARTER, 2007 FINANCIAL RESULTS

At September 30, 2007, Pharmacopeia had cash, cash equivalents and marketable securities of $81.4 million. As previously stated, Pharmacopeia expects to end the year with $65 million to $70 million in cash and short-term investments.

Pharmacopeia’s net revenue was $5.1 million for the quarter ended September 30, 2007, compared to $6.3 million for the quarter ended September 30, 2006. The decrease in revenue during the quarter ended September 30, 2007 was primarily due to lower milestone revenue as compared to the prior year period, offset by increased research revenue from Pharmacopeia’s alliances with GSK, Organon and Wyeth. For the nine months ended September 30, 2007, net revenue was $16.4 million, compared to $13.7 million for the same period in 2006. The increase in net revenue during the nine-month period was largely due to research revenue recorded from Pharmacopeia’s alliances with Cephalon, GSK and Wyeth.

Collaborative research and development expense increased 67% to $5.8 million in the three months ended September 30, 2007, compared to $3.4 million in the three months ended September 30, 2006. This increase was due to increased resources allocated to Pharmacopeia’s alliance with GSK, coupled with resources expended on the company’s JAK3 program. The expense for the JAK3 program has been primarily classified as collaborative research and development expense since the company partnered the program with Wyeth in December 2006. Prior to 2007, resources expended on the company’s JAK3 program were classified as proprietary research and development expense. For the nine months ended September 30, 2007, collaborative research and development expense increased 71% to $16.7 million, compared to $9.8 million for the same period in 2006. This increase was due to increased resources allocated to Pharmacopeia’s alliances with Cepahlon, GSK and Wyeth.

The company incurred proprietary research and development expense of $9.5 million in the quarter ended September 30, 2007, compared to $5.8 million in the same period in 2006, an increase of 64%. For the nine months ended September 30, 2007, proprietary research and development expense increased to $22.0 million, compared to $17.6 million for the same period in 2006, an increase of 25%. These increases related primarily to costs for clinical trials for PS433540, including milestone payments to BMS of $2.0 million and $3.0 million, in the three- and nine-month periods ended September 30, 2007, respectively. These increases were offset by the reclassification of costs incurred on the company’s JAK3 program since partnering the program with Wyeth.

General and administrative expense was $2.6 million for the quarter ended September 30, 2007, compared to $2.1 million for the same period in 2006, an increase of 20%. General and administrative expense was $8.0 million for the nine months ended September 30, 2007, compared to $7.0 million for the same period in 2006, an increase of 15%. These increases were largely due to higher consulting and recruiting costs.

Pharmacopeia reported a net loss of $11.7 million, or $0.40 per basic and diluted share, for the quarter ended September 30, 2007. The company recorded a net loss of $4.7 million, or $0.31 per basic and diluted share, for the same quarter in 2006. For the nine months ended September 30, 2007, Pharmacopeia recorded a net loss of $28.6 million, or $1.07 per basic and diluted share. Pharmacopeia recorded a net loss of $19.6 million, or $1.28 per basic and diluted share for the 2006 nine-month period.

Further details regarding Pharmacopeia’s third quarter 2007 results will be presented in a conference call today, November 1, 2007, at 5:00 p.m. Eastern time. Dr. Leslie J. Browne, President and Chief Executive Officer, Mr. Brian M. Posner, Executive Vice President and Chief Financial Officer, and Dr. Rene Belder, Vice President, Clinical and Regulatory Affairs, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: November 1, 2007
Time: 5:00 p.m. EDT
Domestic Callers: (800) 890-0881
International Callers: (719) 325-2379

Confirmation Code: 9745493
Name of Conference: Pharmacopeia’s Third Quarter 2007 Financial Results
Webcast information can be accessed by visiting http://www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S. The access code for the replay is 9745493. A replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including seven clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease. The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline. Pharmacopeia has established strategic agreements with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Organon, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contact:
Brian M. Posner Executive Vice President and Chief Financial Officer
Pharmacopeia
(609) 452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540 and PS178990, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to follow

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share data)

Consolidated Statements of Operations

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Net revenue	$5,089	$6,257	$16,395	$13,665

Operating Expenses
Collaborative research and development expense	5,775	3,448	16,697	9,760
Proprietary research and development expense	9,514	5,801	21,965	17,561
General and administrative expense	2,566	2,130	8,025	7,001
Total operating expenses	17,855	11,379	46,687	34,322
Operating loss	(12,766)	(5,122)	(30,292)	(20,657)
Interest and other income	1,142	419	2,780	1,033
Interest and other expense	(15)	—	(20)	—
Change in warrant liability	(57)	—	(1,125)	—
Restructuring credits	—	—	—	88
Loss before income taxes	(11,696)	(4,703)	(28,657)	(19,536)
(Benefit from) provision for income taxes	—	9	(52)	37
Net loss	$(11,696)	$(4,712)	$(28,605)	$(19,573)

Net loss per share:
- Basic and diluted	$(0.40)	$(0.31)	$(1.07)	$(1.28)

Weighted average number of common stock shares outstanding:
- Basic and diluted	29,566,714	15,297,476	26,737,034	15,244,905

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)

Cash, cash equivalents and marketable securities	$81,355	$46,140
Accounts receivable, net	1,013	5,006
Other assets, net	16,828	14,981
Total assets	$99,196	$66,127

Current liabilities	$29,871	$18,750
Long-term liabilities	27,715	16,946
Total stockholders’ equity	41,610	30,431
Total liabilities and stockholders’ equity	$99,196	$66,127